August 22, 2013

Carol Surface

Dear Carol,

I am pleased to provide you with this letter agreement regarding your employment at Medtronic, Inc. (“Medtronic”). Every employee at Medtronic plays a role in changing what it means to live with chronic disease. We are excited to have you join us as we continue to innovate to improve the lives of patients. The following are the terms of the employment offer:

1.	Title Senior Vice President and Chief Human Resources Officer

In this role, you will serve as a member of the Medtronic Executive Committee, reporting to me. In the position of Chief Human Resources Officer, you shall have the responsibilities and duties commensurate with leading the Human Resources function at Medtronic, and such other duties and responsibilities that are assigned by me.

2.	Employment Location Your assignment with Medtronic will be located at our World headquarters in Minneapolis, Minnesota, subject to business travel consistent with your duties and responsibilities.

3.	Employment Start Date

Your employment with Medtronic will commence September 30, 2013 (“Start Date”)

4.
Base Salary

Your annual base salary will be $550,000 per year (less applicable withholdings and deductions) commencing upon your Start Date and paid in accordance with Medtronic’s standard payroll practices.

5.
Medtronic Incentive Plan (“MIP”)

You will be eligible to participate in the annual Medtronic Incentive Plan (“MIP”), beginning with the FY14 MIP. Your participation will begin on your Start Date with a target payout of 85% of eligible fiscal year earnings. Your actual payout for FY14 will be determined by the achievement of Medtronic Incentive Plan measures and will be based on eligible earnings equal to your full-year base salary for FY14, and will not be prorated based on your Start Date. Additional information will be provided about MIP following your Start Date.

6.	Annual Long-Term Incentive Plan

You will be eligible to participate in Medtronic’s Long-Term Incentive Plan (LTIP) beginning with Fiscal Year 2014. The total target value of your FY14 LTIP is $1,425,000 and is comprised of the following components:

•
Annual Long-Term Performance Plan (“LTPP”)

Beginning with the FY2014-FY2016 three year performance cycle, you will be eligible to participate in the Long-Term Performance Plan (“LTPP”). Your target annualized award will be $475,000 (subject to the terms and conditions of the LTPP). Your participation will begin on your Start Date, however, your LTPP award will be based on your target annualized award for the FY2014 – FY2016 LTPP period, and will not be prorated based on your Start Date. The payout is based on company performance against pre-determined performance measures. The LTPP award agreement will be provided to you following your Start Date. Subject to approval by the appropriate committee, you will also be eligible to participate in subsequent 3-year phases that commence in succeeding fiscal years, to the extent such plans are implemented and subject to the terms and conditions of the LTPP plan document

•
Annual Nonqualified Stock Option Grant

You will be eligible for annual stock option awards beginning with Fiscal Year 2014. The anticipated grant date will be October 28, 2013 for FY2014 awards. As of the date of this letter, the current grant amount (aggregate exercise price) is approximately $1,900,000 (with a targeted value of $475,000), which will vest 25% per year beginning one year after the date of grant. All terms and conditions of any stock option awards will be described in the stock option agreement that is delivered to you following the grant date. Your nonqualified stock option awards are subject to approval by the Compensation Committee of the Board of Directors.

•	Performance-Based Restricted Stock Unit Grant

Beginning in fiscal year 2014, you will be eligible for annual grants of performance-based restricted stock units currently granted on the first business day of the second quarter of each fiscal year. The FY2014 grant date will be October 28, 2013. The current grant target is $475,000 and vests 100% on the third anniversary of the date of grant, provided that the minimum company performance threshold, currently set at a 3% Cumulative Compound Annual Growth Rate for Diluted Earnings Per Share measured for FY2014 – FY2016, is met. All terms and conditions of any restricted stock unit awards will be described in the restricted stock unit agreement provided following the grant date. Annual Performance-based restricted stock unit awards are subject to approval by the Compensation Committee of the Board of Directors.

7.
Special New Hire Cash Bonus

To help mitigate the loss of certain earned, unpaid compensation from your current employer, you will be eligible to receive a new hire cash bonus in the amount of $475,000 (less applicable withholdings and deductions). The full amount will be paid to you within 90 calendar days following your Start Date with Medtronic.

8.
One-time, New Hire Restricted Stock Unit Grant

To help mitigate the loss of certain earned, unvested compensation from your current employer, you will be granted a one-time, restricted stock unit award with a grant date value of $3,325,000, which is scheduled to be granted on October 28, 2013. 14.29% of the restricted stock units (approximately $475,000 of the grant date value) will vest on the one year anniversary of the grant date; 28.57% of the restricted stock units (approximately $950,000 of the grant date value) will vest each on the second, third, and fourth anniversary of the grant date. Vesting is subject to the attainment by the Company of $1.00 diluted EPS threshold for the fiscal year ending prior to each vesting date.

In the event of a change in Medtronic’s Chief Executive Officer (“CEO”) that is not associated with a Change in Control of Medtronic, whereby a new CEO is hired from outside Medtronic and within 180 days of the CEO’s job start date your employment is terminated by Medtronic without cause and not associated with a Change in Control of Medtronic, unvested units associated solely with this new hire restricted stock unit award will continue to vest as scheduled. Vesting will continue to be predicated upon Medtronic achieving the minimum EPS threshold for the fiscal year ending prior to the scheduled vest date and predicated upon your compliance with all associated employment separation terms and conditions. Under any other circumstances, the standard terms and conditions of the restricted stock unit agreement governing employment termination will prevail.

The actual number of units for the total grant and for each vesting period will be based on the number of units granted on October 28, 2013 as determined by the grant date value divided by the market closing price for Medtronic common stock on October 28, 2013. The award is subject to approval by the Compensation Committee of the Board of Directors. All terms and conditions of the restricted stock unit award will be described in the restricted stock unit agreement provided following the grant date.

9.
Employee Benefits

You will be offered the same benefits as all other U.S. employees of Medtronic, including any benefits commensurate with your job level, upon meeting eligibility requirements as provided for in the Plan documents. An overview of Medtronic’s Benefit Programs will be included with the New Hire Employment Document Package that accompanies the formal offer letter. Enrollment in Medtronic’s Benefits, including Health, Wellness, and Retirement programs will occur during your new hire orientation.

10.
Business Allowance

In order to defray the cost of an automobile, tax preparation and financial planning, or other related expenses, you will be provided with an annual allowance of $24,000 (paid bi-weekly). A Business Allowance Program Brochure is included.

11.	Executive Physical Exam
In addition, you will be provided with a periodic medical examination under the Company’s Executive Physical Examination program. Details about the program are included with the Business Allowance Program Brochure.

12.	Stock Ownership Policy

Medtronic’s policy requires Section 16b officers to maintain Medtronic stock equal to three (3) times annual salary. Until the ownership guideline is met, officers must retain 50% of the after-tax shares following settlement of equity compensation awards, including stock option exercises and restricted stock vesting. Once the guideline is met, executives must retain after-tax shares for one year following settlement of equity compensation awards. All shares of Medtronic stock owned by you, including the after tax value of unexercised stock options and the after tax value of unvested restricted stock unit awards, count towards satisfying the stock ownership guideline.

13.
Deferred Compensation Plan

You will be eligible to participate in the next calendar year phase of Medtronic’s Capital Accumulation Plan (“CAP”), subject to the terms of the CAP, which will provide for deferral of calendar year 2014 compensation. If desired you may enroll in the 2014 CAP during your new hire orientation.

14.
Employee and Employment Agreement

As a condition of this offer of employment with Medtronic and as a condition of receiving the benefits identified herein, you must sign the standard Employee Agreement, which specifies certain employment terms and conditions; and the Change of Control Employment Agreement, which provides for compensation in the event of certain employment changes resulting from a change in control. Copies of these agreements will be included with your formal offer letter. You must sign and return the agreements no later than your first day of employment with Medtronic.

15.	Severance
In the event you are terminated without cause, Medtronic shall provide to you the following benefits, provided that you sign and do not revoke a Severance Agreement and Release:

•	A lump sum equal to two (2.0) times your annual base salary

•	The lesser of two (2.0) times your target annual MIP or two (2.0) times the most recent quarterly estimate of your actual annual MIP payout, in lump sum.

•	A lump sum equal to 100% of the premiums for twenty-four (24) months of continued health and dental benefits to be paid within 10 business days of the last day worked.

•	Executive placement services of appropriate duration with a mutually agreeable vendor

•	Please note that long-term incentive awards will be treated consistent with the terms and conditions of the grants
Notwithstanding the language in this section 14, this language will not apply in the event of a Change in Control of Medtronic. Under these circumstances, the Change of Control Employment Agreement referenced in Section 13 shall control.

16.	Eligibility Documents
As required by federal law, Medtronic must verify that its employees are eligible to work in the United States. On or before your first day of employment, you will be required to certify that you are a citizen of the U.S., a noncitizen national of the U.S., a lawful permanent resident, or an alien authorized to work in the U.S. Please bring acceptable supporting documents (as listed on the reverse side of the I-9 Form) to your first day of work. A Designated Medtronic Representative will then review your documentation and complete section 2 on Form I-9. Failure to produce the required documentation within 72 hours (unless a government authorized extension applies) may result in termination of employment. Medtronic is also a participant in the Department of Homeland Security’s E-Verify system. An employee hired on or after September 8, 2009 will be subject to E-Verify only after a Form I-9 has been completed for the employee. Medtronic does not tolerate the discrimination of applicants and employees based upon their national origin and citizenship (or immigration) status or any protected status when verifying employment eligibility through completion of the Form I-9 and the use of E-Verify

17.
Substance Abuse Testing

A condition of your employment at Medtronic is the successful completion of a drug screening test. A drug screening will be arranged at a location convenient for you after your acceptance the formal offer. If you do not take the test, our offer will be rescinded. If you do not pass the test, you will receive a letter from our medical review officer providing you with the opportunity to explain the positive test result or to ask for a retest of the same sample at your expense.

18.	Mandatory Quality, Ethics and Compliance Training

As a further condition of your employment with Medtronic, you will be required to complete Medtronic’s Quality Fundamentals training and general ethics and compliance training, including a certification related to our code of conduct within 30 days of your acceptance of this offer. Please note that it is your responsibility to make sure that you complete this training.

19.	Other General Provisions

Medtronic is offering you this position based on your skills and background, and believes you can perform your new duties without the use or reliance upon any confidential information or trade secrets of your current or former employers. Medtronic does not and will not encourage, induce, require, condone, or accept the disclosure or use of such information during your employment with the company.

Medtronic further expects you to take reasonable steps to protect your current and former employers’ proprietary information (including returning any and all confidential or proprietary materials or documents to your current employer when you leave) and to abide by any other confidentiality and applicable non-solicitation agreements with your current or former employers. Your signature below confirms your assurances in this regard and your agreement to abide by the guidelines above. Medtronic has made this offer of employment to you based on these assurances.

Medtronic is committed to providing reasonable accommodations so that all individuals may participate fully in their employment. If you need accommodations because of a medical condition, or a religious belief or practice, please discuss your request with your Human Resources partner, who will work with you to evaluate accommodation options.

Please contact me if you have any questions regarding the terms of this letter agreement

Best regards,

/s/ Omar Ishrak

Omar Ishrak
Chairman and Chief Executive Officer